[LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]



Board of Directors
Texaco Inc.
2000 Westchester Avenue
White Plains, NY 10650

Members of the Board:

     We hereby consent to the inclusion of our opinion letter to the Board of Directors of Texaco Inc. ("Texaco") as Annex E to the Joint Proxy Statement/Prospectus of Texaco and Chevron Corporation ("Chevron") relating to the proposed merger transaction involving Texaco and Chevron and references thereto in such Joint Proxy Statement/Prospectus under the captions "Summary - Opinions of Financial Advisors", "The Merger - Background of the Merger", "The Merger - Recommendation of, and Factors Considered by, the Texaco Board" and "Opinions of Financial Advisors - Opinion of Texaco's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.



                    By:    /s/ Credit Suisse First Boston Corporation
                        ----------------------------------------------------
                        CREDIT SUISSE FIRST BOSTON CORPORATION


New York, New York
January 22, 2001